Exhibit 15

August 6, 2009

Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, NJ 07054

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Wyndham Worldwide Corporation and subsidiaries for the three-month and six-month periods ended June 30, 2009, and 2008, as indicated in our report dated August 6, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, is incorporated by reference in Registration Statement No. 333-136090 on Form S-8 and Registration Statement No. 333-155676 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP
Parsippany, New Jersey

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